Exhibit 99.1

 Tucows Announces $10 Million Stock Buyback Program

TORONTO, March 1, 2013 - Tucows Inc. (NYSE AMEX:TCX, TSX:TC) today announced that its Board of Directors has approved a stock buyback program (the "Share Repurchase") to repurchase from time to time up to $10 million of its common stock in the open market through the facilities of the NYSE AMEX Stock Exchange ("NYSE AMEX"). The Share Repurchase will commence immediately and will terminate on February 28, 2014.

All shares purchased by Tucows under the stock buyback program will be retired and returned to treasury.

The timing and exact number of common shares purchased will be at Tucows’ discretion and will depend on available cash and market conditions. Tucows may suspend or discontinue the repurchases at any time, including in the event Tucows would be deemed to be making an acquisition of its own shares under Rule 13e-3 of the Securities Exchange Act of 1934, as amended. Subject to applicable securities laws and stock exchange rules, all purchases will occur through the open market and may be in large block purchases. Tucows does not intend to purchase its shares from its management team or other insiders.

The purchase will be funded from available working capital and existing credit facilities. As of February 28, 2013, Tucows had 40 million common shares outstanding.

During Tucows’ previous stock buyback program, which ended on November 14, 2012, Tucows repurchased and retired 2.4 million common shares. In addition, on January 4, 2013, Tucows concluded its previously announced modified “Dutch auction” tender offer in which it repurchased and retired 4.1 million common shares.

NO STOCK EXCHANGE, SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED THE INFORMATION CONTAINED HEREIN.

About Tucows

Tucows is a global Internet services company. OpenSRS (http://opensrs.com) manages over fourteen million domain names and millions of value-added services through a reseller network of over 13,000 web hosts and ISPs. Hover (http://hover.com) is the easiest way for individuals and small businesses to manage their domain names and email addresses. Ting.com (https://ting.com) is a mobile phone service provider dedicated to bringing clarity and control to US mobile phone users. YummyNames (http://yummynames.com) owns and operates premium domain names that generate revenue through advertising or resale. More information can be found on Tucows’ corporate website (http://tucows.com).

This news release contains, in addition to historical information, forward-looking statements related to the proposed stock buyback program, including the timing, total number of shares to be purchased under the proposed stock buyback program. Such statements are based on management’s current expectations and are subject to a number of uncertainties and risks, which could cause actual results to differ materially from those described in the forward-looking statements. Information about potential factors that could affect Tucows’ business, results of operations and financial condition is included in the Risk Factors sections of Tucows’ filings with the Securities and Exchange Commission. All forward-looking statements included in this document are based on information available to Tucows as of the date of this document, and except to the extent Tucows may be required to update such information under any applicable securities laws, Tucows assumes no obligation to update such forward-looking statements.

TUCOWS is a registered trademark of Tucows Inc. or its subsidiaries. All other trademarks and service marks are the properties of their respective owners.

Contact:
Lawrence Chamberlain
TMX Equicom
(416) 815-0700 ext. 257
lchamberlain@tmxequicom.com